Exhibit 4(b)

CLEVELAND-CLIFFS INC
SECOND AMENDMENT TO CREDIT AGREEMENT

     This Second Amendment to Credit Agreement (the “Amendment”) is entered into as of September 1, 2004, by and between Cleveland-Cliffs Inc, an Ohio corporation (the “Borrower”), and Fifth Third Bank, an Ohio banking corporation (the “Bank”), and with respect to Section 4.2 of this Amendment, the Guarantors party hereto.

PRELIMINARY STATEMENTS

     A. The Borrower and the Bank entered into a certain Credit Agreement, dated as of April 30, 2004, as amended by that certain waiver and amendment letter dated July 26, 2004, between the Bank and the Borrower (collectively, the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

     B. The Borrower and the Bank have agreed to amend the Credit Agreement under the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENTS TO CREDIT AGREEMENT.

     Upon satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement is amended as follows:

     1.1. Clause (g) in the definition of “Restricted Investments” appearing in Section 1.1 of the Credit Agreement shall be amended and restated in its entirety as follows:

“(g) Investments in commercial paper given a rating of P-1 by Moody’s, a rating of A-1 or higher by S&P or the highest rating available by any other credit rating agency of recognized national standing and, in all events, maturing not more than 270 days from the date of creation thereof;”

     1.2. The definition of “Tangible Net Worth” appearing in Section 1.1 of the Credit Agreement shall be amended and restated in its entirety as follows:

“‘Tangible Net Worth’ means, at any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus, (a), to the extent not already included in such total shareholder’s equity, the book value of convertible preferred stock of the Borrower, less (x) the aggregate book value of all assets which would be classified as intangible assets (other than intangible pension assets) under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets.”

     1.3. Section 6.12 of the Credit Agreement shall be amended by deleting the “and” at the end of clause (h), deleting the period at the end of clause (i) and inserting in place of such period a semi-colon followed by the word “and” and adding an new clause (j) at the end of such Section that shall read as follows:

“(j) Contingent Obligations of the Borrower for primary obligations of any of the Borrower’s Subsidiaries and Contingent Obligations of any Subsidiary for primary obligations of any of its Subsidiaries.”

     1.4. Section 6.17(a) of the Credit Agreement shall be amended and restated in its entirety as follows:

“(a) Minimum Tangible Net Worth. On and after June 30, 2004, the Borrower will at all times keep and maintain Tangible Net Worth at an amount not less than $300 million.”

     1.5. Section 6.17(d) of the Credit Agreement shall be amended and restated in its entirety as follows:

“(d) Capital Expenditures. The Borrower will not, nor shall it permit any Subsidiary to, expend or become obligated for Capital Expenditures in an aggregate amount in excess of $100,000,000 during any fiscal year of the Borrower, provided that the Bank’s consent to, and approval of, Capital Expenditures proposed to be made in excess of such $100,000,000 amount shall not be unreasonably withheld.”

SECTION 2. CONDITIONS PRECEDENT.

     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

     2.1. The Borrower, the Guarantors and the Bank shall have executed and delivered this Amendment.

     2.2. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Bank and its counsel.

2.3. The Borrower shall reimburse the Agent for all accrued and unpaid amounts referred to in Section 4.3 hereof.

SECTION 3. REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Bank that (i) each of the representations and warranties set forth in Section 5 of the Credit Agreement is true and correct on and as of the date of this Amendment after giving effect to this Amendment as if made on and as of the date hereof and as if each reference therein to the Credit Agreement referred to the Credit Agreement as amended hereby (except that the representations and warranties contained in Section 5.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Bank); (ii) as of the date hereof, no Default and no Event of Default exists; and (iii) without limiting the effect of the foregoing, the Borrower’s execution, delivery and performance of this Amendment has been duly authorized, and this Amendment has been executed and delivered by duly authorized officers of the Borrower and each Guarantor.

SECTION 4. MISCELLANEOUS.

     4.1 Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement or any other Loan Document, or in any certificate, letter or communication issued or made pursuant to or with respect to any Loan Document, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

     4.2. Each Guarantor reaffirms the terms and conditions of its Guaranty and acknowledges and agrees that such Guaranty is hereby ratified, reaffirmed and confirmed.

     4.3. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Agent.

     4.4. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. This Amendment shall be governed by the internal laws of the State of Ohio.

[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Second Amendment to Credit Agreement as of the date first set forth above.

“BORROWER” CLEVELAND-CLIFFS INC
By	/s/ D. J. Gallagher
	Name	D.J. Gallagher
	Title	Senior Vice President, Chief Financial Officer and Treasurer

“BANK” FIFTH THIRD BANK, an Ohio banking corporation
By	/s/ R. C. Lanctot
	Name	Roy C. Lanctot
	Title	Vice President

     Acknowledged and agreed to with respect to Section 4.2 hereof

“GUARANTORS”

THE CLEVELAND-CLIFFS IRON COMPANY;
CLIFFS SALES COMPANY (F/K/A NORTHSHORE
   SALES COMPANY);
CLIFFS MINING COMPANY;
CLIFFS MINING SERVICES COMPANY;
IRONUNITS LLC;
NORTHSHORE MINING COMPANY;
LAKE SUPERIOR & ISHPEMING RAILROAD
   COMPANY;
AND
CLIFFS MINNESOTA MINING COMPANY

By	/s/ D. J. Gallagher
	Name	D.J. Gallagher
	Title	Treasurer